Exhibit 3.54

AMENDED AND RESTATED OPERATING AGREEMENT
OF
CONCORD TRANSACTION SERVICES, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Concord Transaction Services, LLC, a Colorado limited liability company (the “Company”), dated as of September 20, 2007, is made and entered into by and between CTS Holdings, LLC (“Holdings”) and Concord Computing Corporation (“CCC”), as the members (the “Incumbent Members”; and together with any other person that is hereafter admitted as a Member in accordance with the terms and provisions hereof, but excluding any person that ceases to be a Member pursuant to the provisions of this Agreement, the “Members”).

WHEREAS, the Company’s initial member, Concord EFS, Inc., a Delaware corporation (“EFS”), transferred, contributed, conveyed, assigned and delivered to Holdings, and Holdings accepted and assumed, all of EFS’s 100 Membership Interests (as defined below) in the Company, constituting all of the Company’s issued and outstanding Membership Interests, pursuant to an Assignment Agreement dated as of February 26, 2004, between EFS and Holdings, resulting in Holdings being admitted as of such date as the sole Member of the Company.

WHEREAS, Holdings thereafter transferred, contributed, conveyed, assigned and delivered to CCC, and CCC accepted and assumed, one of Holdings’ 100 undivided and unencumbered Membership Interests in the Company, pursuant to an Assignment Agreement dated as of February 27, 2004, between Holdings and CCC, resulting in CCC being admitted as of such date as an additional Member of the Company and owning one Membership Interest in the Company.

WHEREAS, Holdings and CCC are entering into this Agreement to memorialize in writing their rights and obligations as Members of the Company, and to reflect their respective equity ownership in the Company, and this Agreement amends, restates and supersedes in its entirety the original Operating Agreement of the Company, and any subsequent amendments or modifications thereto, written or oral, that may have been effected or deemed effected on or prior to the date hereof.

IN FURTHERANCE OF THE FOREGOING, the Members hereby agree as follows:

1.                                       Name.  The name of the limited liability company organized hereby is Concord Transaction Services, LLC.

2.                                       Purpose; Powers.  The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Colorado Limited Liability Company Act, C.R.S. Sections 7-8-101, et seq., as amended (the “Act”).  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do such things and engage in such activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, including guarantying the obligations of its direct and indirect parents and subsidiaries, if any, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

3.                                       Principal Office.  The address of the principal office of the Company is 6200 S. Quebec Street, Greenwood Village, Colorado 80111.

4.                                       Registered Agent and Registered Office.  The Company shall at all times maintain a registered agent and a registered office in the State of Colorado as provided in the Act.  Until changed by the Members in accordance with this Agreement and the Act, the registered agent of the Company shall be Corporation Service Company and the registered address of the Company shall be 1560 Broadway, Denver, Colorado 80202.

5.                                       Members.  Each of the entities named in the preamble to this Agreement has been admitted to the Company as a Member.  The names of the Members are as set forth on Schedule A attached hereto.

6.                                       Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

7.                                       Capital Structure; Voting Rights.  The following provisions shall govern the capital structure of the Company:

(a)           All membership interests in the Company (“Membership Interests”) shall be as set forth on Schedule A, with each Membership Interest evidencing a proportional part of the ownership interests in the Company during its existence and in the assets of the Company upon dissolution.

(b)           Each Member shall be entitled to one vote per Membership Interest held of record on the Company’s books as to matters that come before the Members for a vote.  Any transferee of Membership Interest who is not admitted as a substitute Member in accordance with the terms and provisions of this Agreement shall not be entitled to vote such Membership Interests and those Membership Interests shall not be treated as outstanding in determining votes or approvals of the Members.

(c)           No Membership Interests, other than those set forth on Schedule A, shall be issued by the Company without the consent of Members holding seventy-five percent (75%) of the Membership Interests.

8.                                       Capital Contributions.  The Members shall not be required to make additional capital contributions to the Company.

9.                                       Transactions with Members.  A Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a Member; provided, however, that any transaction or agreement between Company and a Member shall be on arms-length terms and conditions unless otherwise approved by unanimous consent of the Members.

10.                                 Capital Accounts.  The Company shall maintain for each Member a separate capital account (“Capital Account”) in accordance with the rules prescribed pursuant to Sections 704(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, including but not limited to Treasury Regulations Section 1.704-1(b)(2)(iv).

11.                                 Book Basis.  The book basis (“Book Basis”) of an asset of the Company shall mean the asset’s adjusted tax basis, as determined for federal income tax purposes; provided, however, that (i) if property is contributed to the capital of the Company, the initial Book Basis of such property shall be its fair market value on the date of contribution, as determined in good faith by the Members; (ii) if the Capital Accounts of the Company are adjusted (at the discretion of the Members) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of the Company’s assets, the Book Basis of each such asset shall be adjusted to equal its fair market value, as determined in good faith by the Members as of the time of such adjustment in accordance with such Regulation; and (iii) the Book Basis of all assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulations Section 1.704-1 (b)(2)(iv)(g).

12.                                 No Interest.  Except as otherwise expressly provided in this Agreement, no interest shall be paid by the Company on capital contributions, balances in Member’s Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

13.                                 No Withdrawal; Return of Contribution.  No Member shall have the right to withdraw any portion of such Member’s Capital Account without the consent of all the other Members.  Except as required by the Act, no Member shall be personally liable to any other Member for the return of any capital contributions (or any additions thereto), it being agreed that any return of capital as may be made from time to time shall be made solely from the assets of the Company and only in accordance with the terms hereof.

14.                                 Allocations of Profits and Losses.

(a)           Except as provided in this Section 14, all income, loss, deductions and credits, and each and every item thereof, of the Company shall be allocated among the Members in proportion to their Membership Interests; provided, however, that upon a liquidation of the Company or upon a sale of all or substantially all of the assets of the Company, items of income, loss, deductions and credits shall be allocated among the Members in a manner intended (to the maximum extent possible) to cause the Capital Account balances of the Members to be in proportion to the ownership of Membership Interests at such time.

(b)           In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property which has a Book Basis different from its adjusted basis as determined for federal income tax purposes shall, solely for income tax purposes (and without adjusting any Member’s Capital Account therefor), be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.

(c)           The following special allocations shall, except as otherwise provided, be made in the following order:

(i)            Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 14, if there is a net decrease in partnership minimum gain or partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Section 1.704-2) during any taxable period, items of income and gain for such taxable period (and, if necessary, subsequent taxable periods) shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(d), 1.704-2(f), 1.704-2(g) and 1.704-2(i).  The items to be so allocated, and the order in which such items must be allocated, shall be determined in accordance with Treasury Regulations Section 1.704-2(j)(2).  This Section 14(c)(i) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(ii)           If any Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specifically allocated to such Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  This Section 14(c)(ii) is intended to comply with the “qualified income offset” provision of the Regulation last cited and shall be interpreted consistently therewith.

(iii)          Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be allocated among the Members under Treasury Regulations Section 1.704-2(e) in accordance with the Members’ respective Membership Interests.

(iv)          Any partner nonrecourse deduction (within the meaning of Treasury Regulations Section 1.704-2(i)) for any period shall be allocated to the Member that potentially bears an economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable, all in accordance with the principles of Treasury Regulations Section 1.704-2(i)(1) and (2).

(d)           If any interest in the Company is transferred, or upon the admission or withdrawal of a Member, in accordance with the provisions of this Agreement, the income or loss attributable to such interest in the Company for such calendar year shall be divided and allocated ratably between the Members on a daily basis.

(e)           Any “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Members in accordance with their respective Membership Interests.

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

15.                                 Distributions.  Distributions, other than distributions pursuant to a dissolution of the Company in accordance with Sections 25 and 26, shall be made to the Members at the times and in the aggregate amounts determined by the Managing Members (based upon the available cash of the Company, as determined from time to time by the Members).  Such distributions shall be allocated among the Members in proportion to their respective Membership Interests.

16.                                 Management.

(a)           The business and affairs of the Company shall be directed and managed by the Incumbent Members (the “Managing Members”), in accordance with the terms and provisions hereof, and the Managing Members shall have full, complete, sole and exclusive authority, power and discretion to make any and all decisions with respect thereto.  Except as otherwise provided herein, each Managing Member (acting individually) shall have the authority, power and discretion to do the following:

(i)            to manage, maintain, control and otherwise provide for the day-to-day operation of the property of the Company;

(ii)           to manage, control, invest, reinvest, acquire or purchase, lease or otherwise sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Company;

(iii)          to employ, engage or contract with or dismiss from employment or engagement persons to the extent deemed necessary by the Members for the operation and management of the Company’s business, including but not limited to service personnel, advertisers, marketers, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(iv)          to enter into contracts on behalf of the Company and to perform or cause to be performed by power of attorney or otherwise all of the Company’s obligations;

(v)           to borrow money, procure loans and advances from any person for Company purposes, and to apply for and secure, from any person, credit for accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(vi)          to pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangement or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Company property, tangible or intangible and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(vii)         to acquire and enter into any contract of insurance which the Members deem necessary or appropriate for the protection of the Company, for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company;

(viii)        to conduct any and all banking transactions on behalf of the Company; to adjust and settle checking, savings, and other accounts which such institutions as any Member shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in, into, or from any account in the Company’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(ix)           to demand, sue for, receive, and otherwise take steps to collect or recover all debt, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company may be entitled or which are or may become due the Company from any person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Company is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Company and any other person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(x)            to make arrangements for financing, including the taking of all actions deemed necessary or appropriate by the Members to cause any approved loans to be closed;

(xi)           to take all reasonable measures necessary to insure compliance by the Company with applicable arrangements, and other contractual obligations and arrangements entered into by the Company from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Company is in compliance with its contractual obligations;

(xii)          to maintain the Company’s books of account and records; and

(xiii)         to prepare and deliver, or cause to be prepared ad delivered by the Company’s accountants, all financial and other reports with respect to the operations of the Company, and preparation and filing of all federal and state tax returns and reports.

(b)           Any action that otherwise may be taken by the Managing Members may be taken by an officer of the Company to the extent authority for such action has been delegated to such officer by the Managing Members (either specifically or under a general delegation of authority).

(c)           The Managing Members shall not be entitled to compensation for services rendered to the Company, unless the Members unanimously agree to the contrary.

17.                                 Officers.  Officers of the Company may be appointed from time to time by the Managing Members.  No officer need be a Member.  Any officers so designated shall have such authority and perform such duties as the Managing Members may, from time to time, delegate to them.  The Managing Members may assign titles to particular officers and, unless the Managing Members decide otherwise, if the title is one commonly used for officers of a Colorado corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managing Members and subject to all standards of care and restrictions applicable to the officers of a Colorado corporation under applicable law.  Each officer shall hold office until his successor is duly designated and qualified or until his death or until he resigns or is removed by the Managing Members with or without cause.  Any number of offices may be held by the same person.

18.                                 Expenses.  Upon proper written substantiation and verification, any Member shall be entitled to receive, out of Company funds available therefor, reimbursement of all amounts reasonably expended by it out of its own funds in payment of properly incurred Company obligations.  Reimbursements pursuant to this section shall not be duplicative of payments under any other provision of this Agreement or any other agreement.

19.                                 Company Meetings.

(a)           Regular meetings of the Members shall not be held; provided, however, special meetings of the Members may be called from time to time by any Member, such meetings to be held at the principal place of business of the Company.  A notice with respect to each such meeting containing the place and date thereof and a proposed agenda therefor shall be given to each Member no earlier than 30 days and no later than 5 days prior to the scheduled date of such meeting (although each Member shall be entitled to waive such notice and raise issues at such meeting relating to the business and operations of the Company, even if such issues are not set forth in the agenda).  The presence of a Member at a meeting shall constitute waiver of any notice required to have been given unless such Member objects at the beginning of the meeting to the failure to give proper notice.  Members may participate in a meeting of the Company by means of a conference telephone or similar communications equipment permitting all persons participating in such meeting to hear each other at the same time.  Participation in a meeting by such means shall constitute presence in person at such meeting.

(b)           The Members holding a majority of the outstanding Membership Interests entitled to vote present in person or by proxy shall constitute a quorum for the transaction of business at all meetings of the Members.  At any meeting of the Members at which a quorum is present, a majority of votes properly cast by the Members (or their duly authorized proxies) upon any question shall decide the question, except in any case where a larger vote is required pursuant to the terms hereof.

(c)           Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.  Every written consent shall bear the date of signature of each Member who signs the consent.  A photographic, photostatic, facsimile, or similar reproduction of  a writing actually signed and delivered by a Member shall be regarded as signed by the Member for purposes of this Section 19.  Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given by the Company to those Members who did not consent in writing to the action; provided, however, that the Company shall not be prohibited from taking the action so approved pending or following the delivery of such notice.

20.                                 Other Business.  The Members and any person or entity affiliated with any of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  None of the Company or the other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

21.                                 Standards of Care.  In performing their duties hereunder, the Members and officers shall discharge their duties in good faith, with the care an ordinarily prudent person would exercise under similar circumstances and in a manner it reasonably believes to be in the best interests of the Company.  The Members and officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(i)            one or more employees or other agents of the Company whom such person reasonably believes to be reliable and competent in the matters presented; and

(ii)           any attorney, public accountant or other person as to matters which such person reasonably believes to be within such person’s professional or expert competence.

22.                                 Exculpation and Indemnification.  No Member or officer shall be liable to the Company, any other Members or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that a Member or officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or officer’s gross negligence or willful misconduct.  To the full extent permitted by applicable law, a Member or officers shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that no Member or officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or officer by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 22 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

23.                                 Assignments.  A Member may not assign, transfer or otherwise dispose of in whole or in part its Membership Interests without the written consent of Members holding seventy-five percent (75%) of the Membership Interests in the Company.  If a Member transfers all of its Membership Interests pursuant to the preceding sentence, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

24.                                 Resignation.  A Member may not resign or retire as a Member of the Company without the written consent of the other Members.  A Member which resigns or retires in contravention of this Agreement shall be liable to the Company for any damages occasioned by such resignation or retirement and, in addition to any remedies the Company may have at law or in equity, the Company may offset against any amounts it may owe to such resigning or retiring Member (in connection with a distribution or otherwise) any such damages occasioned by such resignation or retirement.

25.                                 Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the earliest to occur of the following:

(a)           the written consent of Members holding seventy-five (75%) of the Membership Interests in the Company;

(b)           the sale of all or substantially all of the assets of the Company; or

(c)           the entry of a decree of judicial dissolution of the Company under Section 7-80-802 of the Act.

26.                                 Liquidation Upon Dissolution.

(a)           Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Members (the “Liquidators”).  The Liquidators shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)           The Liquidators shall determine, in their sole discretion, the fair market value of all assets of the Company as at the date of distribution of such assets and the profits and losses resulting from such distribution shall be allocated in accordance with Section 14 hereof.

(c)           The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(i)            first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii)           thereafter, to the Members in accordance with their positive Capital Account balances.

27.                                 Tax Matters.

(a)           The Members shall, on behalf of the Company, arrange, supervise and oversee the preparation and timely filing, and prior review by independent certified public accountants, of all returns of Company income, gain, deductions, losses, credits and other items necessary for federal, state, local and foreign income tax purposes and shall use all reasonable efforts to furnish to the Members, within 90 days after the close of the taxable year, the tax information reasonably required for federal, state, local and foreign income tax reporting purposes.  The taxable year of the Company shall be the calendar year unless another year is required by the Code (the “Company Year”).

(b)           The Members shall make all tax elections on behalf of the Company; provided, however, that if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of Membership Interests or an interest in the Company as described in Section 743 occurs, on the written request of any Member, the Company shall make an election pursuant to Section 754 of the Code to adjust the basis of Company properties.

(c)           The Managing Members shall be the “Tax Matters Partner,” as such term is defined in Section 6231(a)(7) of the Code.  In the event of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Tax Matters Partner, and each of them, shall be authorized to act for, and its decision shall be final and binding upon, the Company and all the Members, (ii) all expenses incurred by the Tax Matters Partner in connection therewith (including, without limitation, attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of the Company and (iii) no other Member shall have the right to (A) participate in the audit of any Company tax return, (B) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, (C) participate in any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit or with respect to any such amended return or claim for refund or in any such administrative or judicial proceedings.  Each Member agrees to indemnify and hold harmless the Company and all other Members from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from (y) any tax liability incurred by the Company attributable to such Member, including, without limitation, any liability incurred by the Company for failure to withhold taxes on distributions to such Member or (z) any breach or violation by such Members of the provisions of this Section 27(c), and from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and disbursements, incident to any such liability, breach or violation.

28.                                 Miscellaneous.

(a)           Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

(b)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

(c)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

(d)           This Agreement and all rights and remedies hereunder shall be governed by, and construed under, the laws of the State of Colorado, without regard to the conflicts of law principles thereof.

(e)           This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by all of the Members.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Operating Agreement of Concord Transaction Services, LLC as of the date and year first above written.

MEMBERS:

CTS HOLDINGS, LLC,
a Colorado limited liability company

		By:	CONCORD EFS, INC.,
a Delaware corporation
		Its:	Sole Member

			By:	/s/ Joseph C. Mullin
Name: Joseph C. Mullin
Title: Assistant Secretary

CONCORD COMPUTING CORPORATION,
a Delaware corporation

		By:	/s/ Joseph C. Mullin
Name: Joseph C. Mullin
Title: Assistant Secretary

Acknowledged and Confirmed
this 20 day of September, 2007:

CONCORD EFS, INC.,
a Delaware corporation

By:	/s/ Gretchen A. Herron
Name: Gretchen A. Herron
Title: Assistant Secretary

{Signature Page to Amended and Restated Operating Agreement}

SCHEDULE A

Name	Membership Interests
CTS Holdings, LLC	99
Concord Computing Corporation	1